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                                                                   Exhibit 4.4

                        1997 OMNIBUS STOCK INCENTIVE PLAN
                                       FOR
                              BANCFIRST OHIO CORP.

1.    PURPOSE.

      This Plan is intended to provide selected key employees rendering services to BancFirst Ohio Corporation (collectively the "Participants" and the "Corporation." respectively) an opportunity to acquire an equity interest in the Corporation. The Corporation intends to use the Plan to link the long-term interests of shareholders of the Corporation and Plan Participants, attract and retain Participants' services, motivate Participants to increase the Corporation's value, and create flexibility in compensating Participants.

      The Plan allows the Corporation to reward Participants with (i) incentive stock options and/or non-qualified stock options to purchase shares of common stock of the Corporation, (ii) stock appreciation rights with respect to shares of common stock of the Corporation, (iii) shares of common stock of the Corporation, (iv) performance share awards which are designated as a specified number of shares of common stock of the Corporation and earned based on performance, and (v) performance unit awards which are designated as having a certain value per unit and earned based on performance (individually an "Award" and collectively the "Awards").

      The Corporation has reserved a specified number of shares of common stock of the Corporation for purposes of the Plan.

2.    DEFINITIONS.

      (a) "Award" shall mean any award granted under the Plan.

      (b) "Award Agreement" shall mean, with respect to each Award, the signed written agreement between the Corporation and the Participant receiving the Award setting forth the terms and conditions of the Award.

      (c) "Board" shall mean the Board of Directors of the Corporation.

      (d) "Change-in-Control" shall mean the first to occur of the following events occurring on or following the Effective Date of the Plan:

            (i) Any person (other than those persons in control of the Corporation on the Effective Date of the Plan, a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities; or

            (ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date of the Plan), individuals who at the beginning of such period constitute the Board (and any new Director whose election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

            (iii) The stockholders of the Corporation approve (A) a plan of complete liquidation of the Corporation, (B) an agreement for the sale or disposition of all or substantially all the Corporation's assets, or (C) a merger, consolidation, or reorganization of the Corporation with or involving any other entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the securities of the Corporation (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.
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      However, in no event shall a Change-in-Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change-in-Control transaction. The Participant shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Participant is an equity participant in the purchasing group (except for (i) passive ownership of less than three percent (3%) of the stock of the purchasing group, or (ii) ownership of equity participation in the purchasing group which is otherwise not significant, as determined prior to the Change-in-Control by the Committee).

      (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

      (f) "Committee" shall mean the committee appointed by the Board in accordance with Section 4 to administer the Plan, unless the Board, itself, administers the Plan.

      (g) "Common Stock" shall mean the voting common stock of the Corporation, as constituted on the Effective Date of the Plan, or any shares or securities into which the Common Stock may be changed, reclassified, subdivided, consolidated or converted thereafter.

      (h) "Compensation Committee" shall mean the compensation committee of the Board.

      (i) "Corporation" shall mean BancFirst Ohio Corporation, a corporation organized under the laws of Ohio, and any successor or continuing corporation resulting from the amalgamation of the Corporation and any other corporation or resulting from any other form of corporate reorganization of the Corporation.

      (j) "Director" shall mean a member of the Board.

      (k) "Effective Date" shall mean the date described in Section 3.

      (l) "Employee" shall mean any individual, including an officer, who is a common law employee of the Corporation or a Subsidiary.

      (m) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      (n) "Exercise Price" shall mean:

            (i) With respect to an Option, the price per Share at which the Option may be exercised, as determined by the Committee and as specified in the Participant's Award Agreement; or

            (ii) With respect to a Stock Appreciation Right, the price per Share which is the base price for determining the future value of the Stock Appreciation Right, as determined by the Committee and as specified in the Participant's Award Agreement.

      (o) "Fair Market Value" shall mean the value of one Share determined as of any specified date and shall be equal to the average closing price of the Common Stock (on the principal exchange on which Shares are traded) for the period of three (3) consecutive business days preceding the date as of which such determination is to be made.

      (p) "For Cause" shall mean the termination of a Participant's status with the Corporation as an Employee for any of the following reasons, as determined by the Committee:

            (i) The Participant commits a material breach of any employment or similar agreement with the Corporation, as determined under such agreement;

            (ii) The Participant is convicted of or pleads guilty to a felony or a crime involving moral turpitude, provided such felony or crime has a material detrimental impact on the Corporation's (or an affiliate's) business and/or prevents or materially impairs the Participant's effective performance of the Participant's principal duties under any employment or similar agreement with the Corporation; or
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            (iii) The Employee willfully fails or habitually neglects to perform the Employee's principal duties under any employment or similar agreement with the Corporation or performs such duties other than in good faith and the Employee fails to timely correct such performance or take meaningful action(s) to correct such performance.

      (q) "Incentive Stock Option" shall mean an Option of the type which is described in Section 422(b) of the Code.

      (r) "Non-qualified Stock Option" shall mean an Option which is not of the type described in Section 422(b) or 423(b) of the Code.

      (s) "Option" shall mean any Option which is granted pursuant to the Plan to purchase one or more Shares of Common Stock, whether granted as an Incentive Stock Option or as a Non-qualified Stock Option.

      (t) "Participant" shall mean any individual to whom an Award has been granted under the Plan, and such term shall include, where appropriate, the duly appointed conservator or other legal representative of a mentally incompetent Participant and the allowable transferee of a deceased Participant, as provided in the Plan.

      (u) "Performance Share" shall mean an Award designated as a specified number of Shares which may, in whole or in part, be earned by and paid to a Participant at the end of a performance period based on performance during that period in achieving the performance objectives specified in the Participant's Award Agreement. A Performance Share may be settled in cash or Shares, as provided in the Participant's Award Agreement.

      (v) "Performance Unit" shall mean an Award designated as a specified dollar value which may, in whole or in part, be earned by and paid to the Participant at the end of a performance period based on performance during that period in achieving the performance objectives specified in the Participant's Award Agreement. A Performance Unit may be settled in cash or Shares, as provided in the Participant's Award Agreement.

      (w) "Plan" shall mean this BancFirst Ohio Corporation 1997 Omnibus Stock Incentive Plan, as amended.

      (x) "Pyramiding" shall mean a Participant's payment, in whole or in part, of the Exercise Price of an Option made by exchanging a Share(s) that the Participant had acquired pursuant to the exercise of another Option during the preceding six (6) months (under this Plan or any other plan or program of the Corporation) or had otherwise acquired from the Corporation during the preceding six (6) months without paying full consideration for such Share(s).

      (y) "Reload" shall mean the grant of new Options to a Participant who pays all or a portion of the Exercise Price of an Option with previously acquired Shares, with the number of new Options being equal to the number of Shares the Participant submits to the Corporation.

      (z) "Restricted Stock" shall mean a Share(s) of Common Stock issued to a Participant which at issuance is either Vested or not Vested until the conditions specified in the Participant's Award Agreement are met.

      (aa) "Share" shall mean one authorized share of Common Stock.

      (bb) "Stock Appreciation Right" or "SAR" shall mean a right issued to a Participant to receive all or any portion of the future appreciation in the Fair Market Value of one Share over the Exercise Price of such Right. A Stock Appreciation Right may be settled in cash or Shares, as provided in the Participant's Award Agreement.

      (cc) "Subsidiary" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, at the time of granting an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 80% or more of the voting power in one of the other corporations in such chain.

      (dd) "Tandem Option/Stock Appreciation Right" shall mean an Option to purchase a specified number of Share(s) and a Stock Appreciation Right granted with respect to a specified number of Share(s) which are granted
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together and designated as a "Tandem Option/SAR" in the Participant's Award
Agreement, whereby the exercise of either the Option or the SAR cancels the other granted in tandem with it.

      (ee) "Ten Percent Stockholder" shall mean, for purposes of granting Incentive Stock Options, any person who owns stock of the Corporation or a Subsidiary possessing more than 10% of the combined voting power of all classes of outstanding stock of the Corporation or a Subsidiary. For purposes of determining whether a person is a Ten Percent Stockholder:

            (i) A person shall be considered the owner of stock that is owned, directly or indirectly, by or for his or her brothers or sisters, spouse, ancestors, and lineal descendants;

            (ii) Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionally by or for its shareholders, partners or beneficiaries, respectively; and

            (iii) The term "outstanding stock" shall include all shares of stock actually issued and outstanding, but shall not include any shares of stock subject to stock options.

      (ff) "Total and Permanent Disability" shall mean with respect to a
Participant:

            (i) The mental or physical disability, either occupational or non-occupational in cause, which satisfies the definition of "total disability" in the principal disability policy or plan provided by the Corporation covering the Participant;

            (ii) If no such policy is then in effect, the Committee may, based on such medical evidence that the Committee deems sufficient, determine that the Participant is "totally and permanently disabled" for this purpose as a result of a physical or mental condition which prevents the Participant from substantially performing the Participant's principal duties for the Corporation either indefinitely or for a period exceeding six (6) months.

            (iii) With regard to an Incentive Stock Option(s) for purposes of
Section 8(g)(ii), such term shall have the meaning provided in Section 22(e)(3) of the Code.

      (gg) "Vest" or "Vesting" shall mean the date, event or act prior to which an Award, in whole or in part, is not exercisable, and as a consequence of which the Award, in whole or in part, becomes exercisable for the first time.

      (hh) "Voting Power" shall mean the total combined rights to cast votes at and election for members of the Board.

3.    EFFECTIVE DATE.

The Plan was adopted by the Corporation effective June 30, 1997, subject to the approval of the Corporation's shareholders in accordance with Section 18.

4.    ADMINISTRATION.

      (a)   Administration by the Board or the Committee.

The Plan shall be administered by the Compensation Committee, provided all members of the Compensation Committee satisfy the criteria set forth in Section 4(b)(i). If any member of the Compensation Committee does not satisfy all such criteria, the Plan shall be administered by either a special Committee appointed by the Board, consisting solely of persons who satisfy all such criteria, or the Board, itself.

      (b)   The Committee.
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            (i) The Committee described in Section 4(a) shall consist of not less than two members, all of whom shall be a Director, a "non-employee director" within the meaning of Rule 16b-3(b)(iii) promulgated by the Securities Exchange Commission under the Exchange Act, and an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code and the regulations issued thereunder.

            (ii) The Committee shall hold meetings at such times and places as it may determine. For a Committee meeting, if the Committee has two members, both members must be present to constitute a quorum, and if the Committee has three or more members, a majority of the Committee shall constitute a quorum. Acts by a majority of the members present at a meeting at which a quorum is present and acts approved in writing by all the members of the Committee shall constitute valid acts of the Committee.

            (iii) Members of the Committee may vote on any matters affecting the administration of the Plan or the grant of any Award pursuant to the Plan, subject to the remainder of this Section 4(b)(iii). No member shall act upon the granting of an Award to himself or herself.

      (c)   Powers of the Committee.

On behalf of the Corporation and subject to the provisions of the Plan and Rule 16b-3 of the Exchange Act, the Committee shall have the authority and complete discretion to:

            (i) Prescribe, amend and rescind rules and regulations relating to the Plan;

            (ii) Select Participants to receive Awards;

            (iii) Determine the form and terms of Awards;

            (iv) Determine the number of Shares or other consideration subject to Awards;

            (v) Determine whether Awards will be granted singly, in combination or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or any other incentive or compensation plan of the Corporation;

            (vi) Construe and interpret the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan;

            (vii) Correct any defect or omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;

            (viii) Determine whether an Award has been earned and/or Vested;

            (ix) Determine whether a Participant has incurred a Total and Permanent Disability;

            (x) Accelerate or, with the consent of the Participant, defer the Vesting of any Award and/or the exercise date of any Award;

            (xi) Determine whether a Participant's status with the Corporation has been terminated For Cause;

            (xii) Authorize any person to execute on behalf of the Corporation any instrument required to effectuate the grant of an Award;

            (xiii) With the consent of the Participant, reprice, cancel and reissue, or otherwise adjust the terms of an Award previously issued to the Participant;

            (xiv) Determine when an Employee's period of employment is deemed to be continued during an approved leave of absence;
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            (xv) Determine, upon review of relevant information, the Fair Market
Value of the Common Stock; and

            (xvi) Make all other determinations deemed necessary or advisable for the administration of the Plan.

      (d)   Committee's Interpretation of the Plan.

The Committee's interpretation and construction of any provision of the Plan, of any Award granted under the Plan, or of any Award Agreement shall be final and binding on all persons claiming an interest in an Award granted or issued under the Plan. Neither the Committee, a member of the Committee nor any Director shall be liable for any action or determination made in good faith with respect to the Plan. The Corporation, in accordance with its bylaws, shall indemnify and defend such parties to the fullest extent provided by law and such bylaws.

5.    PARTICIPATION.

      (a) Eligibility for Participation. Subject to the conditions of Section 5(b), all Employees rendering services to the Corporation and/or any Subsidiary are eligible to be selected as Participants by the Committee. The Committee's determination of an individual's eligibility for participation shall be final.

      (b) Eligibility for Awards. The Committee has the authority to grant Award(s) to Participants. A Participant may be granted more than one Award under the Plan.

6.    SHARES OF STOCK OF THE CORPORATION.

      (a)   Shares Subject to The Plan.

Awards granted under the Plan shall be with respect to four hundred thousand (400,000) authorized but unissued or reacquired Shares of the Common Stock. The aggregate number of Shares with respect to which Options and/or Stock Appreciation Rights may be granted to a Participant during any twelve (12) month period shall not exceed fifty thousand (50,000) Shares, subject to adjustment under Section 13.

      (b)   Allocation of Shares Which May Be Granted as Restricted Shares.

Of the Shares authorized under Section 6(a), only ____________ (_____) Shares may be issued as Restricted Shares.

      (c)   Adjustment of Shares.

In the event of an adjustment described in Section 13, then (i) the number of Shares reserved for issuance under the Plan, (ii) the Exercise Prices of and number of Shares subject to outstanding Options, (iii) the Exercise Price of and number of Shares with respect to which there are outstanding Stock Appreciation Rights, and (iv) any other factor pertaining to outstanding Awards shall be duly and proportionately adjusted, subject to any required action by the Board or the shareholders of the Corporation and compliance with applicable securities laws; provided, however, that fractions of a Share shall not be issued but shall either be paid in cash at Fair Market Value or shall be rounded up to the nearest Share, as determined by the Committee.

      (d)   Awards Not to Exceed Shares Available.

The number of Shares subject to Awards which have been granted under the Plan at any time during the Plan's term shall not, in the aggregate at any time, exceed the number of Shares authorized for issuance under the Plan. The number of Shares subject to an Award that is settled in cash rather than in Shares shall count as Shares issued under the Plan and shall not again be available for grant or issuance under the Plan. The number of Shares subject to an Award which expires, is canceled, is forfeited or is terminated for any reason shall again be available for issuance under the Plan.
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7.    GENERAL TERMS AND CONDITIONS OF AWARDS.

      (a)   Award Agreements.

Each Award shall be evidenced by a written Award Agreement which shall set forth the terms and conditions pertaining to such Award, provided that all such terms shall be subject to and consistent with the Plan. Each Award Agreement shall specify the manner and procedure for exercising an Award, if relevant for the Award, and specify the effective date of such exercise.

      (b)   Number of Shares Covered by an Award.

Each Award Agreement shall state the number of Shares subject to the Award, subject to adjustment of such Shares pursuant to Section 13.

      (c)   Other Provisions.

An Award Agreement may contain such other provisions as the Committee in its discretion deems advisable which are not inconsistent with the terms of the Plan, including but not limited to:

            (i) Restrictions on the exercise of the Award;

            (ii) Submission by the Participant of such forms and documents as the Committee may require; and/or

            (iii) Procedures to facilitate the payment of the Exercise Price of an Option under any method allowable under Section 16.

      (d)   Vesting of Awards.

Each Award Agreement shall include a Vesting schedule describing the date, event or act upon which an Award shall Vest, in whole or in part, with respect to all or a specified portion of the Shares covered by such Award. The condition shall not impose upon the Corporation any obligation to retain the Participant in its employ for any period.

      (e)   Effect of Termination of Employment on Nonvested and Vested Awards.

            (i) For purposes of the Plan, a Participant's status as an Employee shall be determined by the Committee and will be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence, as determined by the Committee.

            (ii) If a Participant ceases to be an Employee for any reason (A) the Participant's Award(s) which are not Vested at the time that the Participant ceases to be an Employee shall be forfeited, and (B) the Participant's Award(s) which are Vested at the time the Participant ceases to be an Employee shall be forfeited and/or expire on the terms specified in Sections 8 through 11, as applicable.

      (f)   Nontransferability of Awards.

An Award granted to a Participant shall, during the lifetime of the Participant, be exercisable only by the Participant and shall not be assignable or transferable. In the event of the Participant's death, an Award is transferable by the Participant only by will or the laws of descent and distribution. Any attempted assignment, transfer or attachment by any creditor in violation of this Section 7(f) shall be null and void.

      (g)   Modification, Extension or Renewal of Awards.
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Within the limitations of the Plan, the Committee may, in its discretion, modify, extend or renew any outstanding Award or accept the cancellation of outstanding Award(s) for the granting of a new Award(s) in substitution therefore. Notwithstanding the preceding sentence, no modification of an Award shall:

            (i) Without the consent of the Participant, alter or impair any rights or obligations under any Award previously granted;

            (ii) Without the consent of the Participant, cause an Incentive Stock Option previously granted to fail to satisfy all the conditions required to qualify as an Incentive Stock Option; or

            (iii) Exceed or otherwise violate any limitation set forth in the Plan.

      (h)   Rights as a Stockholder.

A Participant shall have no rights as a stockholder of the Corporation with respect to any Shares subject to Award until the date a stock certificate for such Shares is issued to the Participant. No adjustment shall be made for dividends (ordinary or extraordinary or whether in currency, securities, or other property), distributions, or other rights for which the record date is prior to the date such stock certificate is issued.

8.    SPECIFIC TERMS AND CONDITIONS OF OPTIONS.

      (a)   Eligibility for Incentive Stock Options.

Incentive Stock Options granted to a Participant who is also a Ten Percent Stockholder shall be subject to the following additional limitations: (i) the Exercise Price of each Share subject to such Incentive Stock Option, when granted, is equal to or exceeds 110% of the Fair Market Value of a Share, and
(ii) the term of the Incentive Stock Option does not exceed five (5) years.

      (b)   Exercise Price.

Each Award Agreement shall state the Exercise Price for the Shares to which the Option pertains, provided that the Exercise Price of an Option (whether granted as an Incentive Stock Option or a Nonqualified Stock Option) shall not be less than 100% of the Fair Market Value of the Shares on the date the Option is granted (substituting "110%" for "100%" for any Incentive Stock Option granted to a Ten Percent Stockholder).

      (c) Exercise of Options, Payment of Exercise Price, and Stock Settlement of Options.

            (i) A Participant may exercise an Option only on or after the date on which the Option Vests and only on or before the date on which the term of the Option expires.

            (ii) Subject to Section 8(c)(iii) below, a Participant exercising an Option shall pay the Exercise Price for the Shares to which such exercise pertains in full in cash (in U.S. dollars) as a condition of such exercise, unless the Committee, in its discretion, allows the Participant to pay the Exercise Price in a manner allowed under Section 16, so long as the sum of cash so paid and such other consideration equals the Exercise Price. The Committee may, in its discretion, permit the sequential exercise of an Option through Pyramiding and/or permit the grant of Reload Options.

            (iii) The Committee may, in its discretion, permit a Participant to exercise an Option without paying the Exercise Price for the Shares to which such exercise pertains, in which event the Option so exercised shall be settled in a specific number of whole Shares having an aggregate Fair Market Value equal to (A) the excess of the Fair Market Value, determined as of the date of exercise, of one Share over the Exercise Price of such Option, multiplied by (B) the number of Shares to which such exercise pertains.

      (d)   Term and Expiration of Options.
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Subject to Section 8(i), except as otherwise specifically provided in a
Participant's Award Agreement, the term of an Option shall expire on the first to occur of the following events:

            (i) The twentieth (20th) anniversary of the date the Option was granted (substituting "tenth anniversary" for "twentieth anniversary" for an Incentive Stock Option granted to any Participant other than a Ten Percent Stockholder for whom "fifth anniversary" shall be substituted for "twentieth anniversary");

            (ii) The date determined under Section 8(e) for a Participant who ceases to be an Employee by reason of voluntary termination or involuntary termination by the Corporation For Cause;

            (iii) The date determined under Section 8(f) for a Participant who ceases to be an Employee by reason of the Participant's death;

            (iv) The date determined under Section 8(g) for a Participant who ceases to be an Employee by reason of the Participant's Total and Permanent Disability;

            (v) The date determined under Section 8(h) for a Participant who ceases to be an Employee by reason of involuntary termination by the Corporation not For Cause;

            (vi) On the effective date of a transaction described in Section 13(b); or

            (vii) The expiration date specified in the Award Agreement pertaining to the Option.

      (e)   Voluntary Termination and Involuntary Termination For Cause.

      If a Participant ceases to be an Employee by resigning from the Corporation or by being terminated by the Corporation For Cause, then the Participant's Options which are Vested at the time the Participant ceases to be an Employee shall expire immediately.

      (f)   Death of Participant.

If a Participant dies while an Employee, any Option granted to the Participant may be exercised, to the extent it was Vested on the date of the Participant's death or became Vested as a result of the Participant's death, at any time within one (1) year after the Participant's death (but not beyond the date that the term of the Option would earlier have expired pursuant to Section 8(d) had the Participant's death not occurred).

      (g)   Total and Permanent Disability of Participant.

If a Participant ceases to be an Employee as a consequence of Total and Permanent Disability, any Option granted to the Participant may be exercised, to the extent it was Vested on the date that the Participant ceased to be an Employee or became Vested as a result of Participant's Total and Permanent Disability, at any time within (i) one (1) year after such date, or (ii) three
(3) months after such date with regard to any Incentive Stock Option held by a Participant who has not incurred a Total and Permanent Disability within the meaning of Section 2(gg)(iii) of the Plan (but not beyond the date that the term of the Option would earlier have expired pursuant to 8(d) had the Participant's Total and Permanent Disability not occurred).

      (h)   Involuntary Termination Not For Cause.

            (i) If a Participant ceases to be an Employee by being terminated by the Corporation not For Cause, the Participant's Options which are Vested at the time the Participant ceases to be an Employee may be exercised at any time within three (3) months after such date (but not beyond the date that the term of the Option would earlier have expired pursuant to 8(d)).

      (i)   No Disqualification of Incentive Stock Options.
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Notwithstanding any other provision of the Plan, the Plan shall not be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, disqualify any Incentive Stock Option under Section 422 of the Code (except as provided in
Section 8(j)).

      (j)   Limitation on Incentive Stock Options.

The aggregate Fair Market Value (determined with respect to each Incentive Stock Option as of the date of grant of such Incentive Stock Option) of all Shares with respect to which a Participant's Incentive Stock Options become Vested during any calendar year (under the Plan and under other incentive stock option plans of the Corporation, if any) shall not exceed US$100,000. Any purported Incentive Stock Options in excess of such limitation shall be recharacterized as Non-qualified Stock Options.

9.    SPECIFIC TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

      (a)   Exercise Price.

            (i) Each Stock Appreciation Right Award Agreement shall state the number of Shares to which it pertains and the Exercise Price which is the basis for determining future appreciation, subject to adjustment pursuant to Section 13.

            (ii) A Stock Appreciation Right shall be issued to and exercised by a Participant without payment by the Participant of any consideration.

      (b)   Exercise and Settlement of Stock Appreciation Rights.

            (i) A Participant may exercise a Stock Appreciation Right only on or after the date on which the Stock Appreciation Right Vests and only on or before the date on which the Stock Appreciation Right expires.

            (ii) A Participant's properly exercised Stock Appreciation Right may be settled in the form of cash (either in a lump sum payment or in installments), whole Shares or a combination thereof, as the Award Agreement prescribes.

      (c)   Term and Expiration of Stock Appreciation Rights.

Except as otherwise specifically provided in a Participant's Award Agreement, the term of a Stock Appreciation Right shall expire on the first to occur of the following events:

            (i) The twentieth (20th) anniversary of the date the Right was granted;

            (ii) The date determined under Section 9(e) for a Participant who ceases to be an Employee by reason of voluntary termination or involuntary termination by the Corporation For Cause;

            (iii) The date determined under Section 9(f) for a Participant who ceases to be an Employee by reason of the Participant's death;

            (iv) The date determined under Section 9(g) for a Participant who ceases to be an Employee of the Corporation by reason of the Participant's Total and Permanent Disability;

            (v) The date determined under Section 9(h) for a Participant who ceases to be an Employee by reason of involuntary termination by the Corporation not For Cause;

            (vi) On the effective date of a transaction described in Section 13(b); or

            (vii) The expiration date specified in the Award Agreement pertaining to the Stock Appreciation Right.

      (d)   Voluntary Termination and Involuntary Termination For Cause.

If a Participant ceases to be an Employee by resigning from the Corporation or by being terminated by the Corporation For Cause, the Participant's Stock Appreciation Rights which are Vested at the time the Participant ceases to be an Employee shall expire immediately.

      (e)   Death of Participant.

If a Participant dies while an Employee, any Stock Appreciation Right granted to the Participant may be exercised, to the extent it was Vested on the date of the Participant's death or became Vested as a consequence of the Participant's death, at any time within one (1) year after the Participant's death (but not beyond the date that the term of the Stock Appreciation Right would earlier have expired pursuant to Section 9(c) had the Participant's death not occurred).

      (f)   Total and Permanent Disability of Participant.

If a Participant ceases to be an Employee as a consequence of Total and Permanent Disability, any Stock Appreciation Right granted to the Participant may be exercised, to the extent it was Vested on the date that the Participant ceased to be an Employee or became Vested as a consequence of the Participant's Total and Permanent Disability, at any time within one (1) year after such date (but not beyond the date that the term of the Stock Appreciation Right would earlier have expired pursuant to 9(c) had the Participant's Total and Permanent Disability not occurred).

      (g)   Involuntary Termination Not For Cause.

      If a Participant ceases to be an Employee by being terminated by the Corporation not For Cause, the Participant's Stock Appreciation Rights which are Vested at the time the Participant ceases to be an Employee may be exercised at any time within three (3) months after such date (but not beyond the date that the term of the Stock Appreciation Rights would earlier have expired pursuant to 9(c)).

10.   SPECIFIC TERMS AND CONDITIONS OF RESTRICTED STOCK.

      (a)   Purchase Price.

            (i) Each Award Agreement shall state the number of Shares to which it pertains and the purchase price per Share that the Participant paid for such Shares, subject to adjustment pursuant to Section 13.

            (ii) A Share of Restricted Stock may be issued to a Participant with or without payment by the Participant of any consideration, unless the Participant is required to pay a minimum purchase price for such Shares.

      (b)   Forfeiture of Restricted Stock.

If a Participant status as an Employee terminates for any reason, any Share of Restricted Stock which was not Vested or did not become Vested as the result of the Participant's termination shall be forfeited immediately.

      (c)   Legends.

Stock certificates evidencing Restricted Shares shall bear a restrictive legend noting the forfeiture provisions attached to such Shares and such other restrictive legends as are required or may be deemed advisable under the Plan or the provisions of any applicable law.

      (d)   Exchange of Certificates.

If, in the opinion of the Corporation and its counsel, any legend placed on a stock certificate representing Restricted Shares issued pursuant to the Plan is no longer required, the Participant or the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but lacking such legend.

11.   PERFORMANCE SHARES AND PERFORMANCE UNITS.

      (a)   Number of Shares Covered by a Performance Share Award.

Each Performance Share Award Agreement shall state the number of Shares to which it pertains, subject to adjustment pursuant to Section 13.

      (b)   Value of a Performance Unit Award.

Each Performance Unit Award Agreement shall state the value of such Award (in U.S. dollars).

      (c)   Purchase Price.

A Performance Share and a Performance Unit shall be issued to a Participant without payment by the Participant of any consideration.

      (d)   Settlement of a Performance Share and a Performance Unit.

Following the end of the performance period applicable to a Performance Share or a Performance Unit and the Committee's determination of the extent to which the Award Vests, the Award shall be settled in the form of cash (either in a lump sum payment or in installments), whole Shares or a combination thereof, as the Award Agreement prescribes.

      (e)   Term and Expiration of Performance Shares and Performance Units.

Except as otherwise specifically provided in a Participant's Award Agreement, the term of a Performance Share and Performance Unit shall expire on the first to occur of the following events:

            (i) The date determined under Section 11(f) for a Participant who ceases to be an Employee for any reason;

            (ii) On the effective date of a transaction described in Section 13(b); or

            (iii) The expiration date specified in the Award Agreement pertaining to the Performance Share or the Performance Unit.

      (f)   Forfeiture of Performance Shares and Performance Units.

If a Participant status as an Employee terminates for any reason, any Performance Share and Performance Unit which was not Vested or did not become Vested as the result of the Participant's termination shall be forfeited immediately.

12.   TERM OF PLAN.

Awards may be granted pursuant to the Plan through the period ending on June 30, 2002. All Awards which are outstanding on such date shall remain in effect until they are exercised or expire by their terms. The Plan shall expire for all purposes on June 30, 2022. The Board is authorized to extend the Plan for an additional term at any time; however, no Incentive Stock Options may be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date of the Plan, unless an extension is approved by the shareholders of the Corporation within one (1) year of such extension.

13.   RECAPITALIZATION, DISSOLUTION AND CHANGE OF CONTROL.

      (a)   Recapitalization.

Notwithstanding any other provision of the Plan to the contrary, but subject to any required action by the stockholders of the Corporation and compliance with any applicable securities laws, the Committee shall make any adjustments to the class and/or number of Shares covered by the Plan, the number of Shares for which each outstanding Award pertains, the Exercise Price of an Option, the Exercise Price of a Stock Appreciation Right, and/or any other aspect of this Plan to prevent the dilution or enlargement of the rights of Participants under this Plan in connection with any increase or decrease in the number of issued Shares resulting from the payment of a Common Stock dividend, stock split, reverse stock split, recapitalization, combination, or reclassification or any other event which results in an increase or decrease in the number of issued Shares without receipt of adequate consideration by the Corporation (as determined by the Committee).

      (b)   Dissolution, Merger, Consolidation, or Sale or Lease of Assets.

Upon a Change-in-Control of the Corporation described in Section 2(d)(iii), each Award shall expire as of the effective date of such transaction, provided that the Committee shall, to the extent possible considering the timing of the transaction, give at least thirty (30) days' prior written notice of such event to any Participant who shall then have the right to exercise his or her Vested Awards (as an Award Agreement may provide) prior to the effective date of such transaction, subject to earlier expiration pursuant to Sections 8 through 11, as applicable. The preceding sentence shall not apply if the Change-in-Control of the Corporation is described in Section 2(d)(iii)(C) and the surviving entity agrees to assume outstanding Awards.

      (c)   Determination by the Committee.

All adjustments described in this Section 13 shall be made by the Committee and shall be conclusive and binding on all persons.

      (d)   Limitation on Rights of Participants.

      Except as expressly provided in this Section 13, no Participant shall have any rights by reason of any reorganization, dissolution, Change-in-Control, merger or acquisition. Any issuance by the Corporation of Awards shall not affect, and no adjustment by reason thereof shall be made with respect to, any Awards previously issued under the Plan.

      (e)   No Limitation on Rights of Corporation.

The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

14.   SECURITIES LAW REQUIREMENTS.

      (a)   Legality of Issuance.

No Share shall be issued upon the exercise of any Award unless and until the Committee has determined that:

            (i) The Corporation and the Participant have taken all actions required to register the Shares under the Securities Act of 1933, as amended (the "Act"), or to perfect an exemption from registration requirements of the Act, or to determine that the registration requirements of the Act do not apply to such exercise;

            (ii) Any applicable listing requirement of any stock exchange on which the Share is listed has been satisfied; and

            (iii) Any other applicable provision of state, federal or foreign law has been satisfied.

      (b)   Restrictions on Transfer; Representations of Participant; Legends.

Regardless of whether the offering and sale of Shares under the Plan have been registered under the Act or have been registered or qualified under the securities laws of any state, the Corporation may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Corporation and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Act, the securities laws of any state, or any other law. If the offering and/or sale of Shares under the Plan is not registered under the Act and the Corporation determines that the registration requirements of the Act apply but an exemption is available which requires an investment representation or other representation, the Participant shall be required, as a condition to acquiring such Shares, to represent that such Shares are being acquired for investment, and not with a view to the sale or distribution thereof, except in compliance with the Act, and to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel. Stock certificates evidencing Shares acquired pursuant to an unregistered transaction to which the Act applies shall bear a restrictive legend substantially in the following form and such other restrictive legends as are required or deemed advisable under the Plan or the provisions of any applicable law:

      THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("ACT"). THEY MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE ISSUER EITHER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT OR THE REGISTRATION PROVISIONS OF THE ACT DO NOT APPLY TO SUCH PROPOSED TRANSFER.

Any determination by the Corporation and its counsel in connection with any of the matters set forth in this Section 14 shall be conclusive and binding on all persons.

      (c)   Registration or Qualification of Securities.

The Corporation may, but shall not be obligated to, register or qualify the offering or sale of Shares under the Act or any other applicable law.

      (d)   Exchange of Certificates.

If, in the opinion of the Corporation and its counsel, any legend placed on a stock certificate representing Shares issued pursuant to the Plan is no longer required, the Participant or the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but lacking such legend.

15.   AMENDMENT OF THE PLAN.


The Committee may, from time to time, terminate, suspend or discontinue the Plan, in whole or in part, or revise or amend it in any respect whatsoever including, but not limited to, the adoption of any amendment deemed necessary or advisable to qualify the Awards under rules and regulations promulgated by the Securities and Exchange Commission with respect to Participants who are subject to the provisions of Section 16 of the Exchange Act, or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan, with or without approval of the stockholders of the Corporation, but if any such action is taken without the approval of the Corporation's stockholders, no such revision or amendment shall:

      (a) Increase the number of Shares subject to the Plan, other than any increase pursuant to Section 13;

      (b) Change the designation of the class of persons eligible to receive Incentive Stock Options; or

      (c) Amend this Section 15 to defeat its purpose.

No amendment, termination or modification of the Plan shall, without the consent of a Participant, adversely affect the Participant with respect to any Award previously granted to the Participant.

16.   PAYMENT FOR SHARE PURCHASES.

Payment of the Exercise Price for any Shares purchased pursuant to the Plan may be made in cash (in U.S. dollars) or, where expressly approved for the Participant by the Committee, in its discretion, and where permitted by law:

      (a) By check;

      (b) By cancellation of indebtedness of the Corporation to the Participant;

      (c) By surrender of Shares that either: (A) have been owned by Participant for more than six months (unless the Committee permits a Participant to exercise an Option by Pyramiding, in which event the six months holding period shall not apply) and have been "paid for" within the meaning of SEC Rule 144 (and, if such shares were purchased from the Corporation by use of a promissory note, such note has been fully paid with respect to such Shares); or (B) were obtained by Participant in the public market;

      (d) By waiver of compensation due or accrued to Participant for services rendered;

      (e) With respect only to purchases upon exercise of an Option, and provided that a public market for the Corporation's stock exists:

            (i) Through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Corporation; or

            (ii) Through a "margin" commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Corporation; or

            (iii) By any combination of the foregoing.

17.   APPLICATION OF FUNDS.

The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of an Option or in any other manner with respect to any Award shall be used for general corporate purposes.

18.   APPROVAL OF SHAREHOLDERS.

The Plan shall be subject to approval by the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote at the first annual meeting of shareholders of the Corporation following the adoption of the Plan by the Board, and in no event later than June 30, 1998. Prior to such approval, Awards may be granted but may not be exercised or settled. Pursuant to
Section 15, certain amendments shall also be subject to approval by the Corporation's shareholders.

19.   WITHHOLDING OF TAXES.

      (a)   General.

Whenever Shares are to be issued under the Plan, the Corporation may require the Participant to remit to the Corporation an amount sufficient to satisfy foreign, federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under the Plan, payments in satisfaction of Awards are to be made in cash, such payment shall be net of an amount sufficient to satisfy foreign, federal, state, and local withholding tax requirements.

      (b)   Stock Withholding.

When, under applicable tax laws, a Participant incurs a tax liability in connection with the issuance of Shares under the Plan and the Participant is obligated to pay the Corporation the amount required to be withheld, the Committee may at its complete discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Corporation withhold from the Shares to be issued the specific number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). All elections by a Participant to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Committee and shall be subject to the following restrictions:

            (i) The election must be made on or prior to the applicable Tax
Date;

            (ii) Once made, then except as provided below, the election shall be irrevocable as to the particular Shares as to which the election is made; and

            (iii) All elections shall be subject to the consent or disapproval of the Committee.

20.   RIGHTS AS AN EMPLOYEE.

The Plan shall not be construed to give any individual the right to remain in the employ of the Corporation (or a Subsidiary) or to affect the right of the Corporation (or such Subsidiary) to terminate such individual's status as an Employee at any time, with or without cause. The grant of an Award shall not entitle the Participant to, or disqualify the Participant from, participation in the grant of any other Award under the Plan or participation in any other plan maintained by the Corporation.

21.   NOTICES.

Any notice to be provided by one party to the other party under this Plan shall be deemed to have been duly delivered to the other party (i) on the date such notice is delivered at the address provided in a Participant's Award Agreement or at such other address as the party may notify the other party in writing at any time, or (ii) on the date such notice is deposited in the United States mail as first class mail, postage prepaid if addressed to the party at the address provided in a Participant's Award Agreement or at such other address as the party may notify the other party in writing at any time. For the purposes of clause (i), the term "delivered" shall include hand delivery, delivery by facsimile, and delivery by electronic mail.

22.   MISCELLANEOUS.

      (a)   Unfunded Plan.

The Plan shall be unfunded and the Corporation shall not be required to establish any special account or fund or to otherwise segregate or encumber assets to ensure payment of any Award.

      (b)   No Restrictions on Other Programs.

Nothing contained in the Plan shall prevent the Corporation from adopting other or additional compensation arrangements or plans, subject to shareholder approval if such approval is required, and such arrangements or plan may be either generally applicable or applicable only to specific classes.

      (c)   Governing Laws.

The Plan and each Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan or Award Agreement to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio, County of Muskingum, to resolve any and all issues that may arise out of or relate to the Plan and any related Award Agreement.

      (d)   Attorney Fees.

In the event that a Participant or the Corporation brings an action to enforce the terms of the Plan or any Award Agreement and the Corporation prevails, the Participant shall pay all costs and expenses incurred by the Corporation in connection with that action, including reasonable attorney's fees, and all further costs and fees, including reasonable attorney's fees, incurred by the Corporation in connection with collection.

      (e)   Invalidity or Unenforceability of Any Provision.

If any provision of the Plan is or becomes or is deemed invalid, illegal of unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provisions shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in effect.